Oppenheimer Global Multi-Asset Income Fund
N-SAR Exhibit – Item 77Q1

A copy of the Fund’s Investment Advisory Agreement follows:

Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global Multi-Asset Income Fund, (the “Registrant”), filed with the Securities and Exchange Commission on October 27, 2014 (Accession Number 0000728889-14-001325), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

1.	Investment Advisory Agreement dated September 16, 2014;

2.	Investment Subadvisory Agreement dated September 16, 2014;

3.	Investment Sub-Subadvisory Agreement dated September 16, 2014; and

4.	Investment Sub-Subadvisory Agreement dated September 16, 2014.